Exhibit(p)

                                INVESTMENT LETTER

                LAZARD GLOBAL TOTAL RETURN AND INCOME FUND, INC.

Lazard Global Total Return and Income Fund, Inc. (the "Fund"), a closed-end, non-diversified management investment company, and Lazard Asset Management LLC ("Purchaser"), intending to be legally bound, hereby agree as follows:

1. In order to provide the Fund with its initial capital, the Fund hereby sells to Purchaser and Purchaser purchases 5,237 shares of Common Stock (par value $0.001) of the Fund at a price of $19.10 per share (the
         "Shares") as of the close of business on April 20, 2004. The Fund hereby acknowledges receipt from Purchaser of funds in the amount of $100,026.70 in full payment for the Shares.

2. Purchaser represents and warrants to the Fund that the Shares are being acquired for investment and not with a view to distribution thereof, and that Purchaser has no present intention to redeem or dispose of the Shares.

IN WITNESS WHEREOF, the parties have executed this agreement as of the __th day of April, 2004.

                                LAZARD GLOBAL TOTAL RETURN AND INCOME FUND, INC.


                                By: _______________________________________
                                    Name:  Stephen St. Clair
                                    Title: Treasurer



                                LAZARD ASSET MANAGEMENT LLC


                                By: _______________________________________
                                    Name:  Gerald Mazzari
                                    Title: Managing Director